HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Operations
              For the Years Ended September 30, 1996, 1995 and 1994



                                            Year Ended September 30,
                                       1996             1995            1994
Operating Income:
   Interest Income                $ 171,544       $  176,566      $  186,951
   Other Income                         501               11             -0-
      Total Operating Income      $ 172,045       $  176,577      $  186,951

Operating Expenses:
   Interest Expense               $ 101,493       $  105,522      $  109,415
   Legal and Audit Fees               7,155            2,329           2,316
   Management Fees (Note 13)         39,000           39,000          39,000
   Insurance                            -0-              -0-             216
   Repairs and Maintenance              824               19             500
   Other Operating Expenses           8,176           16,045          23,090
      Total Operating Expenses    $ 156,648       $  162,915      $  174,537

Income From Operations            $  15,397       $   13,662      $   12,414

Other Income (Expenses):
   Discount allowed on Pay-off of
      Sale of Insurance Agency
      Contracts (Note 4A)         $     -0-       $  (20,177)     $      -0-
      Total Other Income (Expenses)     -0-       $  (20,177)     $      -0-

Income (Loss) Before Income Taxes $  15,397       $   (6,515)     $   12,414
   Provision for Income Taxes
   (Note 14)                            -0-               -0-            -0-
      Net Income (Loss)           $  15,397       $   (6,515)     $   12,414

Earnings (Loss) Per Common Share
   (Note 11)                      $     .00       $     (.00)     $      .00






Notes to Financial Statements are an integral part of these statements.